Exhibit 99.1

FOR IMMEDIATE RELEASE: August 11, 2017

Salon Media Group Reports June Quarter 2017 Results

13% YoY Revenue Growth and Reduced Losses

NEW YORK, NY (August 11, 2017). Salon Media Group, Inc. (“Salon,” the “Company” or “We”) (OTCQB: SLNM) today announced its results for the three months ended June 30, 2017.

Highlights:

●	Net revenue increased 13% to $1.5 million for the quarter ended June 30, 2017
●	Net losses of $0.6 million included approximately $0.1 million in net non-cash charges
●	Operating costs reduced 18% from the quarter ended June 30, 2016
●	19% increase in cost-per-thousand-impression (“CPMs”) in the quarter ended June 30, 2017 compared to the quarter ended June 30, 2016

Revenue from continuing operations for the period was $1.5 million, an increase of 13% from $1.3 million for the three months ended June 30, 2016. The increase in revenue was a result of a continued significant industry shift in online advertising to advertising increasingly being sold through software-based “programmatic” technology. Salon’s advertising sold through networks that access these programmatic buys accounted for 83% of total advertising revenues for the quarter ended June 30, 2017. Salon has been making changes to its advertising footprint to capture the greater programmatic opportunity for its display and video advertising inventory and as a result improved its CPMs from programmatic advertising by 19% in the quarter ended June 30, 2017, as compared to the quarter ended June 30, 2016. The higher programmatic CPMs were offset, however, by a decline in traffic from the same period last year, which led to a smaller inventory of advertisement products to sell, and a smaller relative increase in revenues.

Net losses decreased to $0.6 million during the quarter ended June 30, 2017, compared to $0.8 million in the quarter ended June 30, 2016. The decreased losses resulted from an increase in revenues and a corresponding decrease in operating expense to $1.7 million, compared to $2.1 million in the same period last year. The financials included several non-recurring items, including $0.3 million non-cash interest expense recorded for the beneficial conversion feature of capital raising transactions during the quarter ended June 30, 2017, as well as the reversal of $0.2 million accrued bonuses for former employees.

The Company’s focus on growing traffic has shifted from volume to quality, in order to maximize its ability to monetize page views with higher CPM video and display advertising. According to data compiled by Google Analytics, average unique visitors to the Salon.com Website during the quarter ended June 30, 2017 decreased 23% and 9%, as compared to the quarters ended June 30, 2016 and March 31, 2017, respectively. The decline in traffic was due to several factors, including changes in the algorithms used by social media websites to promote news content, which led to lower referral traffic from Facebook and Twitter, and the implementation of software to remove non-human traffic. At the same time, the Company increased video views to 39 million in the quarter ended June 30, 2017, compared to approximately 15 million video views in the quarter ended March 31, 2017 as Salon’s editorial team placed greater emphasis on its video products. The Company has been refining its strategy in producing original video content, to emphasize video displayed on its Website instead of on social media platforms that have barriers to monetization. The Company’s goal continues to be to add high-quality, diversified content to Salon.com, in order to attract premium video advertising.

Social media continues to be a significant focus for the Company. Salon continues to make regular updates to its Website to optimize content to be shared on social media with a special focus on its mobile platforms. In June 2017, Salon had approximately 971,000 Facebook “likes” and 988,000 Twitter followers, an annual increase of 7% and 49% respectively.

The Company continues to see a significant shift to users accessing Salon.com from mobile devices, with 67% of users visiting the Website from mobile devices in June 2017. We continue to have a company-wide focus on our users’ mobile needs, especially quick and easy access to fast-loading content optimized for better readability on smaller screens. We also have increased focus on monetizing mobile traffic by implementing native and other mobile-optimized advertising.

Jordan Hoffner, Chief Executive Officer of Salon said, “I am pleased about our progress on both the quarter-over-quarter and year-over-year numbers as our plan is beginning to show tangible results. Our focus on optimizing the programmatic landscape is beginning to come to fruition.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco and New York City.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our cash flows may not meet expectations
●	Our reliance on related parties for significant operating and investment capital
●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	Our dependence on advertising sales for significant revenues
●	The effect of online security breaches
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to hire, integrate and retain qualified employees
●	The impact of the potential loss of key personnel, including editorial staff
●	The success of our efforts to protect our intellectual property or defend claims of infringement by third parties
●	Our technology development efforts may not be successful in improving the functionality of our network
●	Our reliance on third parties to provide necessary technologies

This press release should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed with the SEC on June 23, 2017, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht
Chief Financial Officer

870 Market Street

San Francisco, CA 94102

(415) 870-7566

SALON MEDIA GROUP, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and par value amounts)

	June 30,	March 31,
	2017	2017 (1)
Assets	(unaudited)
Current assets:
Cash	$348	$183
Accounts receivable, net of allowance of $15	568	663
Prepaid expenses and other current assets	172	159
Total current assets	1,088	1,005

Property and equipment, net	298	305
Other assets, principally deposits	33	33
Total assets	$1,419	$1,343
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings and accrued interest	$1,396	$1,382
Convertible promissory notes	275	-
Accounts payable	1,377	1,231
Accrued liabilities	1,484	1,581
Deferred revenue	100	7
Total current liabilities	4,632	4,201

Deferred rent	-	58
Total liabilities	4,632	4,259
Commitments and contingencies (See Note 5)
Series A convertible preferred stock, $0.001 par value, 5,000,000 shares authorized, 1,427,229 shares issued and outstanding as of June 30, 2017 and March 31, 2017 (liquidation preference of $3,540 as of June 30, 2017 and March 31, 2017)	6,862	6,862

Stockholders’ deficit:
Common stock, $0.001 par value, 150,000,000 shares authorized, 150,000,000 shares issued and outstanding as of June 30, 2017 and March 31, 2017	150	150
Additional paid-in capital	125,328	125,053
Accumulated deficit	(135,553)	(134,981)
Total stockholders' deficit	(10,075)	(9,778)
Total liabilities, mezzanine equity and stockholders' deficit	$1,419	$1,343

(1)  Derived from the Company’s audited financial statements.

SALON MEDIA GROUP, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	June 30,
	2017	2016

Revenues	$1,461	$1,296

Operating expenses:
Production and content	1,022	1,021
Sales and marketing	176	293
Technology	212	331
General and administrative	334	489
Total operating expenses	1,744	2,134

Loss from operations	(283)	(838)
Interest expense	(289)	(11)
Net loss attributable to common stockholders	$(572)	$(849)

Basic and diluted net loss per share	$(0.00)	$(0.01)

Weighted-average shares used in computing basic and diluted net loss per share	150,000	76,245